Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

AMONG

ACCORDANT ODCE INDEX FUND,

ACCORDANT INVESTMENTS LLC

AND

IDR INVESTMENT MANAGEMENT, LLC

This Agreement (the “Agreement”) is made as of [ ], 2023, by and among ACCORDANT ODCE INDEX FUND, a Delaware statutory trust (the “Fund”), ACCORDANT INVESTMENTS LLC, a Delaware limited liability company (the “Adviser”) and IDR INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Fund is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, each of the Adviser and the Sub-Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund pursuant to the terms and conditions set forth in the Investment Advisory Agreement entered into by and between the Fund and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in furnishing investment advisory services to the Fund pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1.	Duties of the Sub-Adviser

(a)	The Adviser hereby retains the Sub-Adviser to manage on a discretionary basis the Fund’s assets, and to provide investment advice to the Fund (including with respect to the investment and reinvestment of the assets of the Fund) as hereinafter set forth, subject to the supervision and oversight of the Adviser and the Board of Trustees of the Fund (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the Fund’s prospectus and statement of additional information (as the same may be amended or supplemented from time to time, the “Registration Statement”); (ii) all other applicable federal and state laws, rules and regulations, and the Fund’s charter and by-laws as the same shall be amended from time to time; and (iii) the Investment Company Act.

(b)	Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain, or sell; and (v) provide the Fund with such other investment advisory, research, and related services as the Fund may, from time to time, reasonably require for the investment of its assets. Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt financing, the Sub-Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board.

(c)	Unless otherwise instructed in writing by the Adviser or the Board, the Sub-Adviser shall have the responsibility and discretion to vote, either in person or by proxy, securities in which the Fund may be invested from time to time.

(d)	Unless otherwise instructed in writing by the Adviser or the Board, the Sub-Adviser shall have the responsibility and discretion to execute subscriptions or other documentation effecting investments in any investment opportunities or companies in which the Fund may invest, or to place orders for other securities transactions on behalf of the Fund. The Sub-Adviser will use its best efforts to cooperate with the Adviser in support of efforts to implement the Fund’s investment program.

(e)	Subject to the supervision of the Board, the Sub-Adviser is authorized to enter into trading agreements and execute any documents (e.g., ISDAs, control agreements, clearing agreements and other trading arrangements (each, a “Trading Agreement”) on behalf of the Fund, as applicable) and take any other actions required to make investments pursuant to the Registration Statement, which may include any market and/or industry standard documentation.

(f)	Subject to the supervision of the Board and without limiting the generality of the foregoing, the Sub-Adviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission (the “SEC”), utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement (such personnel, the “Affiliated Personnel”), provided that (i) the Sub- Adviser remains solely responsible for the provision of services under this Agreement, (ii) the Sub-Adviser shall be responsible for all acts of any Affiliated Personnel taken in furtherance of this Agreement to the same extent it would be for its own acts, (iii) except to the extent as otherwise set forth in Section 2, the compensation and/or expenses of the Affiliated Personnel shall be paid by and/or be the sole responsibility of the Sub-Adviser, and the Adviser shall bear no direct cost or obligation with respect thereto beyond the payment of the Management Fee as described in this Agreement, (iv) the Affiliated Personnel shall be selected by the Sub-Adviser in good faith and with reasonable care, and be monitored by the Sub-Adviser and (v) upon reasonable request by the Adviser, the Sub-Adviser shall identify the Affiliated Personnel and the services they provide, and will update the Adviser when making any material changes to the Affiliated Personnel and the services they provide.

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(g)	The Sub-Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(h)	The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor of both the Fund and the Adviser and, except as expressly provided or authorized herein or in any other agreement between the Fund, the Sub- Advisor or the Adviser, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

(i)	The Sub-Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Sub-Adviser may retain a copy of such records.

(j)	The Sub-Adviser shall be primarily responsible for the execution of any trades in securities in the Fund’s portfolio and the Fund’s allocation of brokerage commissions.

2.	Fund’s Responsibilities and Expenses Payable by the Fund

Except as otherwise provided herein, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its activities under this Agreement, other than investment-related expenses of the Fund (including, but not limited to, the cost of securities, commodities and other investments purchased or sold for the Fund (including brokerage commissions and other fees or charges associated with transactions), transfer fees, registration costs, taxes, interest or any other expenses incurred by the Fund in connection with acquiring, holding or disposing of its investments, including any legal or third-party service fees incurred by the Sub-Adviser or the Fund in connection with securities held for the Fund). Except as otherwise provided in this Agreement or as required by applicable law, the Sub-Adviser shall not be responsible for any other expenses incurred by or on behalf of the Fund in connection with its operation, including but not limited to (a) management fees payable to the Adviser under the Advisory Agreement; (b) management or other fees or expenses payable to any other sub-advisers retained by the Fund or the Adviser; (c) expenses incurred in connection with providing or arranging for the provision of the facilities and administrative services necessary for the Fund to operate; and (d) any fees, costs or expenses of the Fund’s operations specifically borne by the Fund pursuant to the Advisory Agreement, and shall be entitled to reimbursement by the Fund of any such expenses to the extent borne directly or indirectly by the Sub-Adviser.

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Compensation of the Sub-Adviser

(a)	The Adviser agrees to pay, and the Sub-Adviser agrees to accept, as compensation for the services provided by the Sub-Adviser hereunder, a management fee (the “Management Fee”) as hereinafter set forth. The Adviser shall make any payments due hereunder to the Sub-Adviser or to the Sub-Adviser’s designee as the Sub- Adviser may otherwise direct.

(b)	For services rendered under this Agreement, the Management Fee shall be calculated monthly at a rate of 0.30% per annum of the Fund’s net assets at the end of the most recently completed calendar month, and will be payable in arrears by the end of the following month. Management Fees for any partial month will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant month.

(c)	Notwithstanding anything to the contrary contained in this Agreement, each of the Fund, the Adviser and the Sub-Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party (the “Independent Trustees”), in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Sub-Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

3.	Covenants of the Sub-Adviser

The Sub-Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

4.	Excess Brokerage Commissions

The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

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5.	Limitations on the Employment of the Sub-Adviser

The services of the Sub-Adviser to the Adviser and the Fund are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and stockholders of the Fund are or may become interested in the Sub-Adviser and its affiliates, as trustees, officers, employees, partners, stockholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

6.	Responsibility of Dual Trustees, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Sub-Adviser or its affiliates is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, officer and/or employee of the Sub- Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Sub-Adviser or its affiliates or under the control or direction of the Sub-Adviser, even if paid by the Sub-Adviser or an affiliate thereof.

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7.	Limitation of Liability of the Sub-Adviser; Indemnification

The Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Sub- Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-Adviser, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The Fund shall from time to time pay to one or more Indemnified Parties expenses in advance of the final disposition of any action, suit, investigation or other proceeding to which such Indemnified Parties are subject, but only upon receipt of an undertaking by or on behalf of the Sub-Adviser to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expense is not authorized under this Section; provided, that (a) the Sub-Adviser shall provide security for its undertaking, (b) the Fund shall be insured against losses arising by reason of the Sub-Adviser’s failure to fulfill its undertaking, or (c) a majority of the Independent Trustees, or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial type inquiry), that there is reason to believe that the relevant Indemnified Parties will ultimately be entitled to indemnification.

8.	Use of Name

No right, express or implied, is granted by this Agreement to either party to use in any manner the name of the other or any other trade name, logo or trademarks of the other party or its affiliates in connection with the performance of this Agreement, except that (a) either party may use the name, trade name, logo or trademarks of the other party as required by law or regulation and in disclosure required by law or regulation and (b) either party may receive the prior written consent of the other party to use the name, trade name, logo or trademarks of the other party in the limited instance set out in such written consent.

9.	Effectiveness, Duration and Termination of Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, by either party upon 60 days’ written notice to the other party, or by either the vote of a majority of the outstanding voting securities of the Fund or by the vote of a majority of the Fund’s Board.. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Sub-Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Sub-Adviser and its representatives as and to the extent applicable.

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(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of a majority of the Board, or by the affirmative vote of a majority of the outstanding voting securities of the Fund and (B) the vote of a majority of the Board members who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

10.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or to such other addresses as the parties may designate in writing.

11.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ACCORDANT ODCE INDEX FUND

By:	/s/ Greg Stark
	Name:	Greg Stark
	Title:	Chief Executive Officer, Trustee

ACCORDANT INVESTMENTS LLC

By:	/s/ Greg Stark
	Name:	Greg Stark
	Title:	Chief Executive Officer

IDR INVESTMENT MANAGEMENT, LLC

By:	/s/ Gary A. Zdolshek
	Name:	Gary A. Zdolshek
	Title:	Chief Executive Officer and President

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